Exhibit 77(q)(1)(e)(17)

                                   SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

      For the services provided by Capital Guardian Trust Company ("Portfolio Manager") to the following Series of ING Investors Trust (formerly The GCG Trust), pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series                                                             Fees
------                                                             ----
ING Capital Guardian Large Cap Value Portfolio                     0.50% on first $150 million;
                                                                   0.45% on next $150 million;
                                                                   0.35% on next $200 million; and
                                                                   0.30% thereafter

ING Capital Guardian Managed Global Portfolio                      0.65% on first $150 million;
                                                                   0.55% on next $150 million;
                                                                   0.45% on next $200 million; and
                                                                   0.40% thereafter

ING Capital Guardian Small Cap Portfolio                           0.65% on first $150 million;
                                                                   0.50% on next $150 million;
                                                                   0.40% on next $200 million; and
                                                                   0.35% thereafter